EXHIBIT 99.1
NEWS RELEASE

Pioneer Natural Resources Announces the Addition of Lori George Billingsley to the Company’s Board of Directors

DALLAS – June 24, 2021 – Pioneer Natural Resources Company (NYSE:PXD) today announced the addition of Lori George Billingsley to the company’s board of directors effective immediately.

Ms. George Billingsley is the Global Chief Diversity, Equity and Inclusion (DEI) Officer for The Coca-Cola Company (TCCC). In this role, she leads TCCC’s DEI Center of Excellence, designed to support a more engaged global workforce and inclusive culture that best positions the employees of the company to drive growth. During her 19 years with TCCC, Ms. George Billingsley has held numerous roles with increasing responsibility in public relations and communications. Most recently she served as Vice President of Community and Stakeholder Relations for Coca-Cola North America.

She currently serves on the Board of Directors of the Congressional Black Caucus Foundation, Inc. (Chair), NAACP Foundation, ColorComm and The Coca-Cola Foundation. She is a member of the Howard University School of Communications Board of Visitors and the former Co-Chair of American University’s Women’s Network. She is a member of the Executive Leadership Council and Co-Chairs TCCC’s Political Action Committee.

Pioneer Chief Executive Officer, Scott D. Sheffield said, “We are extremely pleased to have Lori join our Board of Directors. Diversity and inclusion are Core Values at Pioneer, and Lori’s leadership will strengthen Pioneer’s ability to attract, retain and develop a best-in-class workforce, while also helping us engage meaningfully and effectively with our stakeholders and the communities where we live and operate.”

“In addition, we will absolutely call on Lori’s vast corporate, foundation and communications experience, as well as her relationships with leaders across the country, to help the company successfully navigate the changing global energy landscape,” added Chairman of the Board J. Kenneth Thompson.

Ms. George Billingsley stated, “Joining Pioneer’s board is an exciting opportunity to bring my skill set and perspective to a new industry. The commitment Pioneer makes to its people and the communities where they live and work is impressive. I am looking forward to helping Pioneer continue to lead on issues ranging from diversity and inclusion to emissions reductions.”

Ms. George Billingsley earned her Bachelor of Arts in Public Relations from Howard University and her Master of Arts in Public Communications from American University. In 2019, she completed a 13-month Executive Leadership Experience Program at Harvard Business School. She is an ordained minister.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.